Exhibit 10.48

BRE PROPERTIES, INC.

1999 BRE STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION (“Option” or “Option Agreement”) is granted by BRE Properties, Inc., a Maryland corporation (the “Company”), to the Employee (“Optionee”) as of the date of grant indicated on the Summary of Stock Option Grant available from the Benefit Access website.

WITNESSETH:

WHEREAS, the Company has duly adopted the 1999 BRE Stock Incentive Plan (the “Plan”), a copy of which (as amended to date) is available from the Benefit Access website; and

WHEREAS, Article II of the Plan authorizes the Compensation Committee of the Board of Directors (the “Committee”) to grant Options (as defined in the Plan) to eligible employees of the Company; and

WHEREAS, the Committee has designated the Optionee to receive an Option under the Plan.

NOW, THEREFORE:

1. Number of Shares Subject to Option and Option Price. The Company hereby grants to the Optionee a Stock Option to purchase from the Company up to but not exceeding the specified number of shares of Common Stock, $.01 par value, of the Company (“Shares”) at a price (the “Option Price”) per Share as indicated on the Certificate, which Option may be exercised upon the terms and conditions contained herein. This Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code. However, to the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which incentive stock options are exercisable for the first time by Optionee during any calendar year under all plans of the Company and its Affiliates exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options. It should be understood that there is no assurance that this Option will, in fact, be treated as an incentive stock option.

2. Option Period.

(a) Generally. Subject to the provisions of Sections 2(b) and 2(c) below, the Option Period shall commence immediately and shall expire at the close of business on the last business day preceding the tenth anniversary date of this Option Agreement.

(b) Installment Exercise. Subject to the provisions of Section 2(c) below, the Optionee shall become entitled to purchase the number of Shares covered by this Option on each anniversary date of the grant of this Option as per the vesting schedule on the Summary of Stock Option Grant,

(c) Exercisability on Termination. Notwithstanding the foregoing, the Option shall be exercisable upon termination of Optionee’s employment as follows:

(i) Termination of Employment of Optionee. Except as provided in subsections (ii), (iii), (iv) and (v) of this Section 2(c), this Option shall not be exercisable more than three months after the date of the Optionee’s termination and not after the end of the Option period.

(ii) Retirement of Optionee at or After Normal Retirement Age. Upon retirement or after the Company’s normal retirement age, the Optionee shall become immediately entitled to purchase all Shares covered by the Option without regard to whether the Option was fully exercisable at the retirement date under the terms of this Option Agreement; and the Optionee may purchase any or all of the Shares he or she is entitled to purchase at any time or times up to and including the first to occur of the following dates:

(A) the end of the Option term as provided in Section 2(a) above; and

(B) three years after the date of retirement.

(iii) Termination on Leave of Absence or Extraordinary Circumstances. Upon termination of the Optionee’s employment with the Company by reason of (A) leave of absence treated as termination of employment pursuant to the Plan in the Committee’s discretion or (B) extraordinary circumstances, as determined in the sole discretion of the Committee, then the Optionee may exercise the Option to the extent the Option was exercisable on the date of termination of employment at any time or times up to and including the first to occur of the following dates:

(A) the end of the Option term as provided in Section 2(a) above; and

(B) three months after the date of the Optionee’s termination.

(iv) Disability or Death of Optionee. If the Optionee is entitled to exercise this Option, and

(A) terminates employment with the Company by reason of (1) permanent disability, as determined by the Committee, or (2) death, or

(B) is permanently disabled or dies within three months after termination of employment with the Company,

then the Optionee, the Optionee’s estate, and/or a person who acquires the right to exercise the Option by bequest or inheritance, may

(A) exercise this Option to the extent of the number of Shares which could have been purchased by the Optionee on the date of disability or death; or

(B) within the sole discretion of the Committee, become immediately entitled to purchase all Shares covered by this Option without regard to whether this Option was fully exercisable at the date of disability or death under the terms of this Option Agreement, at any time or times up to and including the first to occur of the following dates:

(A) the end of the Option term as provided in Section 2(a) above; and

(B) twelve months following the date of the Optionee’s disability or death (however, exercise more than three months after termination of employment would disqualify incentive stock option treatment, except in the case of death of the Optionee).

(v) Change of Control. Upon the occurrence of a “change of control” of the Company (as such term is defined in the Plan), within the sole discretion of the Committee, Optionee may become immediately entitled to purchase all Shares covered by this Option without regard to whether the Option was fully exercisable at the time of occurrence of the change in control.

3. Exercise of the Option. This Option shall be exercised by delivery to

                            BRE Properties, Inc.

                            44 Montgomery Street, 36th Floor

                            San Francisco, CA 94104

                            Attn: Human Resources

of a Cash Letter of Authorization, available from the Benefit Access website, which is a written notice specifying the number of Shares which the Optionee (or Optionee’s guardian or legal representative) then desires to purchase, accompanied by full payment of the aggregate Option Price for such Shares as provided in Section 4, below. As soon as practicable after receipt of such notice and payment, the Company shall deliver to the Optionee a certificate or certificates evidencing the Shares issued on exercise of the Option.

4. Manner of Paying Option Price. On exercise of that Option, the Option Price shall be paid as follows: (a) in cash, (b) in already-owned Shares in a form acceptable to the Committee, (c) by such cashless exercise methods, if any, as may be permitted by the Committee and by applicable law (including, without limitation, Regulation T as promulgated by the Federal Reserve Board), or (d) by any combination of cash, such already-owned Shares or such cashless exercise methods having a combined value equal to the Option Price. Already-owned Shares, if originally acquired by the Optionee from the Company, must have been owned by the Optionee at the time of exercise for at least six months, and shall be valued at their Fair Market Value (as defined in the Plan) on the date of the exercise.

5. Dilution and Other Adjustments. In the event of any change in the outstanding Shares by reason of a share dividend or share split, recapitalization, merger, consolidation, exchange of shares or other similar change, then the Committee may appropriately adjust the number of Shares subject to the Option, the Option Price of the Option, and any and all matters deemed appropriate by the Committee.

6. General Restriction. This Option is subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration, or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (b) the consent or approval of any government regulatory body, or (c) an agreement by the Optionee with respect to the disposition of Shares is necessary or desirable as a condition of the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. Reorganization. If the Company merges or consolidates with another corporation and is not the surviving corporation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while this Option remains outstanding (each, a “Reorganization Event”), then either (a) after the effective date of the Reorganization Event, Optionee shall be entitled, upon exercise of this Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which Optionee would have been entitled if, immediately prior to the Reorganization Event, Optionee had been the holder of record of a number of Shares equal to the number of Shares as to which the Option may be exercised; or (b) the Committee may in its discretion waive any limitations set out in or imposed pursuant to this Agreement so that the Option, from and after a date prior to the effective date of the Reorganization Event, specified by the Committee, shall be exercisable in full, and this Option may be canceled by the Committee in its discretion, as of the effective date of the Reorganization Event.

8. Withholding Taxes. Whenever the Company proposes to deliver Shares upon exercise of this Option, the Company shall have the right to require the individual who is to receive the Shares to remit to the Company, prior to the delivery of any certificate or certificates for such Shares, an amount sufficient to satisfy any federal, state and/or local withholding tax requirements (including employment taxes). Optionee may elect to pay such tax withholding through delivery or surrender to the Company of Shares, valued at Fair Market Value, which Optionee owned prior to exercise or to which Optionee is otherwise entitled upon exercise of this Option; provided that, any such already-owned Shares delivered to pay withholding taxes, if originally acquired by the Optionee from the Company, shall have been held at least six months.

9. Non-Assignability. The Option granted hereby and any rights granted hereunder or pursuant to the Plan are not transferable, except by will or the laws of descent and distribution, and this Option is exercisable during the Optionee’s lifetime only by the Optionee or his or her guardian or legal representative.

10. No Right to Employment. Nothing herein shall confer upon the Optionee the right to continue in the employment of the Company nor affect any right which the Company may have to terminate the employment of the Optionee.

11. No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to Shares acquired hereunder unless and until the certificates for such Shares are delivered to him or her.

12. Committee Interpretation Final. The Committee shall have the power, authority and sole discretion to construe, interpret and administer the Plan and this Option Agreement. The Committee’s decisions construing, interpreting and administering the Plan and this Option Agreement shall be conclusive and binding on all parties.

13. Amendment of Plan and Option. The Board of Directors of the Company may, at any time and from time to time, modify, amend, suspend or terminate the Plan in any respect. The Board may also modify or amend the terms and conditions of this Option, subject to the consent of the Optionee and consistent with the provisions of the Plan.

IN WITNESS WHEREOF this Option has been issued the day and year first above written.

BRE PROPERTIES, INC.